EXHIBIT 99.1

Name	Title	Shares Awarded (see Note 1)
David Liu	Chief Executive Officer	30,752
John Mueller	Chief Financial Officer	24,734
Carley Roney	Chief Content Officer	21,200
Carol Koh Evans	Chief Operating Officer	24,734
Nic Di Iorio	Chief Technology Officer	24,734

1.	Represents non-equity incentive plan compensation awarded as stock under the Company’s 2009 Stock Incentive Plan on February 16, 2012, based on the Company’s closing price of $9.00 per share on the New York Stock Exchange on such date, corresponding to the following amounts determined under the plan for each named executive officer: Liu - $276,760; Mueller - $222,600; Roney - $190,800; Evans - $222,600; Di Iorio - $222,600.